Exhibit 99.1

For more information, contact:

Henry Miller	George Thomas
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Third Quarter 2011 Results

Wayne, PA – October 28, 2011 – SunGard, one of the world’s leading software and technology services companies, today reported results for the third quarter ended September 30, 2011. For the third quarter, revenue was $1.11 billion, up 3% year over year (flat adjusting for currency). Excluding one of our global trading businesses, a broker/dealer, revenue increased 6% (3% adjusting for currency). Operating income was $61 million in the quarter and included $48 million of restructuring charges, compared to an operating loss of $118 million in the third quarter of 2010 which included a goodwill impairment charge of $205 million and $5 million of restructuring charges. Adjusted EBITDA was $303 million and adjusted operating income was $183 million. Adjusted EBITDA and adjusted operating income are defined in Notes 1 and 2 in the Notes attached to this release. During the quarter, the Company announced the sale of its Higher Education business, which is treated as a discontinued operation and is no longer reported in continuing operations.

Russ Fradin, president and chief executive officer, commented, “We continue to hold up well in a challenging environment driven by growth in Financial Systems. However, we see real opportunities to improve our performance. Based on my assessment after my first hundred days, we began a performance improvement program this quarter which we believe will create a stronger enterprise that will accelerate growth and improve margins over the long term.”

Financial Systems revenue was $695 million in the third quarter, up 5% year over year (2% adjusting for currency). Excluding the broker/dealer business mentioned above, revenue increased 10% (7% adjusting for currency). License fees were $38 million, an increase of $5 million compared to the third quarter of 2010.

Notable deals in the quarter included the following:

•	A leading European asset management firm selected SunGard’s Asset Arena to help upgrade its fund management and front-office operations.

•	A large Canadian financial institution selected SunGard’s Adaptiv to help analyze and manage market and credit risk.

•	A leading Munich-based investment firm selected SunGard’s AvantGard to help provide a treasury management solution with bank connectivity services.

Availability Services revenue was $364 million, flat year over year (down 2% adjusting for currency).

Notable deals in the quarter included the following:

•	A leading hospital system and medical research center selected SunGard to provide managed services and consulting services.

•	A leading health insurance group in the Western US selected SunGard to provide a comprehensive managed recovery solution and consulting services.

•	A leading provider of integrated care management software solutions selected SunGard to provide cloud services for hosting and infrastructure management.

All Other revenue, comprised of our Public Sector and K-12 businesses, was $51 million, down 6% year over year.

For the nine months ended September 30, 2011, revenue was $3.33 billion, up 1% year over year (down 1% adjusting for currency). Excluding the broker/dealer business mentioned above, revenue increased 4% (2% adjusting for currency). Operating income was $187 million and included $62 million of restructuring charges, compared to operating income of $33 million for the nine months ended September 30, 2010 which included a goodwill impairment charge of $205 million and $28 million of restructuring charges. Adjusted EBITDA was $839 million and adjusted operating income was $566 million.

Financial Position

Year to date, the continuing operations of the Company generated $354 million in cash flow from operations, invested $183 million in capital expenditures and spent $35 million on acquisitions net of acquired cash. The Company has also used available cash to repay $218 million of debt. At September 30, 2011, total debt was $7.85 billion and cash was $746 million, compared to total debt of $8.06 billion and cash of $771 million at December 31, 2010.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss third quarter 2011 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 20096629. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on November 11, 2011. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 20096629. A replay will also be available two hours after the call ends through midnight on November 11, 2011 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard has more than 20,000 employees and serves over 25,000 customers in more than 70 countries. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of about $5 billion, SunGard is ranked 434 on the Fortune 500 and is the largest privately held business software and IT services company. Look for us wherever the mission is critical. For more information, visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, Asset Arena and AvantGard are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our tax provision or the adoption of new tax legislation. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended
	Sep. 30, 2010	Sep. 30, 2011
Revenue:
Services	$1,004	$1,043
License and resale fees	47	50

Total products and services	1,051	1,093
Reimbursed expenses	28	17

	1,079	1,110

Costs and expenses:
Cost of sales and direct operating*	500	510
Sales, marketing and administration	245	291
Product development*	62	74
Depreciation and amortization	70	67
Amortization of acquisition-related intangible assets	115	107
Goodwill impairment charges	205	—

	1,197	1,049

Operating income (loss)	(118)	61
Interest income	—	1
Interest expense and amortization of deferred financing fees	(160)	(129)
Other expense	(9)	(1)

Loss from continuing operations before income taxes	(287)	(68)
Benefit from income taxes	26	27

Loss from continuing operations	(261)	(41)
Income (loss) from discontinued operations, net of tax	(117)	27

Net loss	$(378)	$(14)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Nine Months Ended
	Sep. 30, 2010	Sep. 30, 2011
Revenue:
Services	$3,012	$3,060
License and resale fees	178	192

Total products and services	3,190	3,252
Reimbursed expenses	91	77

	3,281	3,329

Costs and expenses:
Cost of sales and direct operating*	1,549	1,544
Sales, marketing and administration	753	832
Product development*	194	228
Depreciation and amortization	209	204
Amortization of acquisition-related intangible assets	338	334
Goodwill impairment charges	205	—

	3,248	3,142

Operating income	33	187
Interest income	1	3
Interest expense and amortization of deferred financing fees	(479)	(396)
Other income (expense)	5	(2)

Loss from continuing operations before income taxes	(440)	(208)
Benefit from income taxes	79	58

Loss from continuing operations	(361)	(150)
Income (loss) from discontinued operations, net of tax	(92)	40

Net loss	$(453)	$(110)

*	Certain prior period amounts have been revised to the current year presentation.
These revisions had no effect on operating or net income.

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2010	Sep. 30, 2011
Assets:
Current:
Cash and cash equivalents	$771	$746
Accounts receivable, net	968	843
Clearing broker assets	230	220
Prepaid expenses and other current assets	173	171
Assets held for sale	1,339	1,321

Total current assets	3,481	3,301
Property and equipment, net	892	877
Software products, net	723	586
Customer base, net	1,806	1,639
Other assets, net	1,210	1,176
Goodwill	4,856	4,853

Total Assets	$12,968	$12,432

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$9	$11
Accounts payable and accrued expenses	857	785
Clearing broker liabilities	210	178
Deferred revenue	887	817
Liabilities related to assets held for sale	243	254

Total current liabilities	2,206	2,045
Long-term debt	8,046	7,840
Deferred income taxes	1,109	1,035

Total liabilities	11,361	10,920
Stockholder’s equity	1,607	1,512

Total Liabilities and Stockholder’s Equity	$12,968	$12,432

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended
	Sep. 30, 2010	Sep. 30, 2011
Cash flow from operations:
Cash flow from continuing operations	$345	$354
Cash flow from discontinued operations	91	73

Cash flow from operations	436	427

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(62)	(35)
Cash paid for property and equipment and software	(212)	(183)
Other investing activities	6	(2)

Cash used in continuing operations	(268)	(220)
Cash used in discontinued operations	(10)	(7)

Cash used in investment activities	(278)	(227)

Financing activities:
Cash received from borrowings, net of fees	22	1
Cash used to repay debt	(51)	(218)
Other financing activities	(4)	(10)

Cash used in continuing operations	(33)	(227)
Cash used in discontinued operations	—	—

Cash used in financing activities	(33)	(227)

Effect of exchange rate changes on cash	(2)	(2)

Increase (decrease) in cash and cash equivalents	123	(29)
Beginning cash and cash equivalents includes cash of discontinued operations (2010: $26, 2011: $7)	664	778

Ending cash and cash equivalents includes cash of discontinued operations (2010: $44, 2011: $3)	$787	$749

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization and goodwill impairment. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior subordinated notes as well as under our senior secured credit facilities, as amended, which were entered into in August 2005 and our senior notes entered into in September 2008 and November 2010. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended		Last Twelve Months
(in millions)	Sep. 30, 2010	Sep. 30, 2011	Sep. 30, 2011

Loss from continuing operations	$(261)	$(41)	$(202)
Interest expense, net	160	128	552
Benefit from income taxes	(26)	(27)	(47)
Depreciation and amortization	185	174	721
Goodwill impairment charge	205	—	—

EBITDA	263	234	1,024

Purchase accounting adjustments	3	2	11
Non-cash charges	9	9	31
Restructuring and other	23	57	95
Acquired EBITDA, net of disposed EBITDA	2	—	1
Pro forma expense savings related to acquisitions	1	—	—
Loss on extinguishment of debt	—	1	61

Adjusted EBITDA from Continuing Operations - senior secured credit facilities, senior notes due 2015, 2018 and 2020 and senior subordinated notes due 2015	$301	$303	$1,223

	Nine Months Ended
(in millions)	Sep. 30, 2010	Sep. 30, 2011

Loss from continuing operations	$(361)	$(150)
Interest expense, net	478	393
Benefit from income taxes	(79)	(58)
Depreciation and amortization	547	538
Goodwill impairment charge	205	—

EBITDA	790	723

Purchase accounting adjustments	10	8
Non-cash charges	29	23
Restructuring and other	40	82
Acquired EBITDA, net of disposed EBITDA	8	—
Pro forma expense savings related to acquisitions	2	—
Loss on extinguishment of debt	—	3

Adjusted EBITDA from Continuing Operations - senior secured credit facilities, senior notes due 2015, 2018 and 2020 and senior subordinated notes due 2015	$879	$839

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for goodwill impairment charges, amortization of acquisition-related intangible assets, purchase accounting adjustments for deferred revenue, stock-based compensation expense and management fee expense. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. We have included information concerning adjusted operating income because we use such information when evaluating operating income to better evaluate the underlying performance of the Company. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended Sept. 30,
(in millions)	2010	2011
Operating income (loss)	$(118)	$61

Amortization of acquisition-related intangible assets	115	107
Goodwill impairment charge	205	—
Purchase accounting adjustments and other costs	10	6
Stock-based compensation	6	9

Adjusted operating income (1)	$218	$183

	Nine Months Ended Sept. 30,
(in millions)	2010	2011
Operating income	$33	$187
Amortization of acquisition-related intangible assets	338	334
Goodwill impairment charge	205	—
Purchase accounting adjustments and other costs	33	22
Stock-based compensation	22	23

Adjusted operating income (1)	$631	$566

(1)

Adjusted income from operations includes severance charges of $6 million and $47 million in the three months ended Sept. 30, 2010 and 2011, respectively, and $19 million and $58 million in the nine months ended Sept. 30, 2010 and 2011, respectively. These charges are a part of the restructuring charges mentioned in this release.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Impact of Broker/Dealer on Organic Revenue Growth of Continuing Operations

The Company defines organic revenue as revenue from businesses owned for at least one year and excluding revenue from businesses sold in the previous twelve months further adjusted to remove the impact of changes in currency exchange rates. Organic revenue excludes revenue from discontinued operations in all periods presented. When assessing its financial results, the Company focuses on organic revenue because reported revenue is affected by the timing and magnitude of acquisitions, dispositions and currency. Beginning in 2007, the Company experienced significant revenue volatility in one of our trading systems businesses, a broker/dealer business with inherently lower margins than the rest of the financial systems business, and whose revenue is a function of market volatility and customer mix. Reported revenue and organic revenue growth with and without the broker/dealer business for the total Company and Financial Systems for 2009, 2010 and 2011 follows:

	Quarter Ended							Full Year
	Mar-10	Jun-10	Sep-10	Dec-10	Mar-11	Jun-11	Sep-11	2009	2010
Revenue growth as reported:
Total SunGard	-7%	-6%	-7%	-6%	1%	1%	3%	-1%	-7%
Financial Systems	-11%	-8%	-9%	-6%	2%	2%	5%	0%	-9%

Revenue growth as reported without broker/dealer business:
Total SunGard	4%	4%	-1%	2%	3%	4%	6%	-1%	2%
Financial Systems	7%	8%	2%	6%	6%	7%	10%	0%	6%

Organic revenue growth:
Total SunGard	-9%	-6%	-7%	-6%	-1%	-4%	-1%	-3%	-7%
Financial Systems	-13%	-7%	-8%	-6%	-1%	-5%	1%	-5%	-9%

Organic revenue growth without broker/dealer business:
Total SunGard	1%	4%	0%	2%	1%	-1%	2%	-3%	2%
Financial Systems	4%	10%	3%	6%	3%	0%	5%	-6%	6%